Exhibit 99.1

FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Robert Steinberg, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS YEAR END AND FOURTH QUARTER RESULTS

Declares Quarterly Cash Dividend Of $0.50 Per Share

JERICHO, N.Y., June 9, 2026 -- Nathan's Famous, Inc. (“Nathan’s”, the “Company”, “we”, “us” or “our”) (NASDAQ:NATH) today reported results for its fiscal year and fourth quarter ended March 29, 2026.

Effective June 9, 2026, as permitted under the Merger Agreement (as defined below) the Board of Directors declared its quarterly cash dividend for fiscal 2027 of $0.50 per share, which is payable on June 30, 2026 to shareholders of record at the close of business on June 22, 2026.

For the fiscal year ended March 29, 2026:

●	Revenues were $162,063,000 for the fifty-two weeks ended March 29, 2026 (“fiscal 2026”) as compared to $148,182,000 for the fifty-two weeks ended March 30, 2025 (“fiscal 2025”);
●	Income from operations was $30,102,000 for fiscal 2026 as compared to $36,497,000 for fiscal 2025;
●	Adjusted EBITDA[1] for fiscal 2026, a non-GAAP financial measure, was $36,314,000 as compared to $39,206,000 for fiscal 2025;
●	Income before provision for income taxes was $28,190,000 for fiscal 2026 as compared to $32,761,000 for fiscal 2025;
●	Net income was $20,020,000 for fiscal 2026 as compared to $24,026,000 for fiscal 2025; and
●	Earnings per diluted share was $4.85 per share for fiscal 2026 as compared to $5.87 per share for fiscal 2025.

For the quarter ended March 29, 2026:

●

Revenues were $35,066,000 for the thirteen weeks ended March 29, 2026 (“fourth quarter fiscal 2026”) as compared to $30,787,000 for the thirteen weeks ended March 30, 2025 (“fourth quarter fiscal 2025”);

●	Income from operations was $4,682,000 for the fourth quarter fiscal 2026 as compared to $6,368,000 for the fourth quarter fiscal 2025;
●	Adjusted EBITDA[1] for the fourth quarter fiscal 2026, a non-GAAP financial measure, was $7,590,000 as compared to $7,096,000 for the fourth quarter fiscal 2025;
●	Income before provision for income taxes was $4,164,000 for the fourth quarter fiscal 2026 as compared to $5,819,000 for the fourth quarter fiscal 2025;
●	Net income was $2,809,000 for the fourth quarter fiscal 2026 as compared to $4,235,000 for the fourth quarter fiscal 2025; and
●	Earnings per diluted share was $0.68 per share for the fourth quarter fiscal 2026 as compared to $1.03 per share for the fourth quarter fiscal 2025.

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please see the definitions of EBITDA and Adjusted EBITDA on page 2 of this release and the reconciliation of EBITDA and Adjusted EBITDA to net income in the table at the end of this release.

NATHAN’S REPORTS/2

The Company also reported the following:

●

License royalties were $37,417,000 in fiscal 2026, comparable to the prior year, reflecting the stability of the Company’s licensing business and the steady royalty income earned under the Company’s retail and foodservice program with Smithfield Foods, Inc.

●

In the Branded Product Program, which features the sale of Nathan’s hot dogs to the foodservice industry, sales increased by $13,940,000 to $105,768,000 during fiscal 2026 as compared to $91,828,000 during fiscal 2025. The volume of hot dogs sold by the Company increased by approximately 1%. Our average selling price, which is partially correlated to the beef markets, increased by approximately 12% compared to the prior year period. Income from operations decreased by $2,851,000 to $4,285,000 during fiscal 2026 as compared to $7,136,000 during fiscal 2025 due primarily to a 19% increase in the cost of beef and beef trimmings.

●

Sales from Company-owned restaurants were $12,508,000 during fiscal 2026 as compared to $12,714,000 during fiscal 2025. Restaurant sales were primarily impacted by lower foot traffic attributable to unfavorable weather conditions, particularly at our Coney Island locations during the key summer season.

●

Revenues from franchise operations were $4,317,000 during fiscal 2026 as compared to $4,148,000 during fiscal 2025. Total royalties were $3,897,000 during fiscal 2026 as compared to $3,767,000 during fiscal 2025. Franchise restaurant sales increased by $3,212,000 to $70,117,000 as compared to $66,905,000 for fiscal 2025.[2] Total franchise fee income, including cancellation fees, was $420,000 during fiscal 2026 as compared to $381,000 during fiscal 2025. Twenty-three franchised locations opened and thirty-two franchised locations closed during fiscal 2026.

●	Advertising revenue was $2,053,000 during fiscal 2026 as compared to $2,074,000 during fiscal 2025.

●

On February 27, 2026, the Company paid the $0.50 per share regular cash dividend that was declared by the Board of Directors effective February 5, 2026 to shareholders of record at the close of business on February 17, 2026.

As previously announced, on January 20, 2026, Nathan's entered into an Agreement and Plan of Merger (the "Merger Agreement") with Smithfield Foods, Inc. ("Smithfield Foods") and Boardwalk Merger Sub Inc. under which Smithfield Foods will acquire Nathan's for $102.00 in cash per share of Nathan's common stock for a total enterprise value of approximately $450 million, and Nathan's will become a privately-held company. Completion of the transaction remains contingent upon meeting several conditions specified in the Merger Agreement. These include securing approval from the holders of a majority of Nathan’s outstanding stock, obtaining clearance from the Committee on Foreign Investment in the United States (CFIUS), and fulfilling other closing requirements. However, given the impact of the partial government shutdown on statutory deadlines for CFIUS’s review process, our anticipated closing timeline has shifted, and we now expect the transaction to close in the second half of 2026.

2 Franchise restaurant sales are not revenues of the Company and are not included in the Company’s Consolidated Financial Statements.

NATHAN’S REPORTS/3

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company is disclosing EBITDA, a non-GAAP financial measure which is defined as net income, excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense. The Company is also disclosing Adjusted EBITDA, a non-GAAP financial measure which is defined as EBITDA, excluding (i) loss on debt extinguishment, (ii) share-based compensation, and (iii) non-recurring transaction costs consisting primarily of professional fees incurred in connection with the Merger Agreement that the Company believes will impact the comparability of its results of operations.

The Company believes that EBITDA and Adjusted EBITDA are useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA and Adjusted EBITDA are (i) among the measures used by management in evaluating performance and (ii) are frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be viewed as alternatives to net income or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definitions of EBITDA and Adjusted EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP. Please see the table at the end of this press release for a reconciliation of EBITDA and Adjusted EBITDA to net income.

About Nathan’s Famous

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, and twenty foreign countries through its product licensing activities, foodservice sales programs, and restaurant system. For additional information about Nathan’s Famous, please visit our website at www.nathansfamous.com.

NATHAN’S REPORTS/4

Except for historical information contained in this news release, the matters discussed are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially include but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transaction is delayed or does not occur, including the failure of Nathan's stockholders to approve the proposed transaction; uncertainty as to whether the parties will be able to complete the proposed transaction on the terms set forth in the Merger Agreement; uncertainty regarding the timing of the receipt of required regulatory approvals for the proposed transaction and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the Merger Agreement; challenges, disruptions and costs of integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected, risks that the proposed transaction and other transactions contemplated by the Merger Agreement disrupt current plans and operations that may harm Nathan's businesses; the amount of any costs, fees, expenses, impairments and charges related to the proposed transaction, and uncertainty as to the effects of the announcement or pendency of the proposed transaction on the market price of Nathan's common stock and/or on its financial performance; the impact of disease epidemics such as the COVID-19 pandemic; increases in the cost of food and paper products; the impact of price increases on customer visits; the status of our licensing and supply agreements, including our licensing revenue and overall profitability being substantially dependent on our agreement with Smithfield Foods; the impact of our debt service and repayment obligations under our credit facility, including the effect on our ability to fund working capital, operations and make new investments; economic (including inflationary pressures like those currently being experienced); weather (including the impact on sales at our restaurants particularly during the summer months), and changes in the price of beef and beef trimmings; our ability to pass on the cost of any price increases in beef and beef trimmings; legislative and business conditions; potential changes in U.S. income tax or tariff policies; the collectability of receivables; changes in consumer tastes; the continued viability of Coney Island as a destination location for visitors; the ability to attract franchisees; the impact of the minimum wage legislation on labor costs in New York State or other changes in labor laws, including regulations which could render a franchisor as a “joint employer” or the impact of our union contracts; our ability to attract competent restaurant and managerial personnel; the enforceability of international franchising agreements; the future effects of any food borne illness, such as bovine spongiform encephalopathy, BSE and e coli; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/5

Nathan's Famous, Inc. and Subsidiaries

	Thirteen weeks ended	Thirteen weeks ended	Fifty-two weeks ended	Fifty-two weeks ended
	Mar. 29, 2026	Mar. 30, 2025	Mar. 29, 2026	Mar. 30, 2025
Financial Highlights

Total revenues	$35,066,000	$30,787,000	$162,063,000	$148,182,000

Income from operations (a)	$4,682,000	$6,368,000	$30,102,000	$36,497,000

Net income	$2,809,000	$4,235,000	$20,020,000	$24,026,000

Net income per share:
Basic	$0.69	$1.04	$4.89	$5.88
Diluted	$0.68	$1.03	$4.85	$5.87

Weighted-average shares used in
Computing net income per share:
Basic	4,094,000	4,089,000	4,091,000	4,086,000
Diluted	4,123,000	4,102,000	4,124,000	4,095,000

Select Segment Information

Revenues
Branded product program	$23,897,000	$20,047,000	$105,768,000	$91,828,000
Product licensing	8,424,000	7,901,000	37,417,000	37,418,000
Restaurant operations	2,197,000	2,273,000	16,825,000	16,862,000
Advertising fund revenue	548,000	566,000	2,053,000	2,074,000
Total Revenues	$35,066,000	$30,787,000	$162,063,000	$148,182,000

Income from operations (b)
Branded product program	$1,834,000	$1,730,000	$4,285,000	$7,136,000
Product licensing	8,379,000	7,856,000	37,234,000	37,236,000
Restaurant operations	(360,000)	(310,000)	2,617,000	2,431,000
Corporate (c)	(5,171,000)	(2,908,000)	(14,034,000)	(10,306,000)
Income from operations (b)	$4,682,000	$6,368,000	$30,102,000	$36,497,000

(a)	Excludes loss on debt extinguishment, interest expense, interest and dividend income, and other income, net.
(b)

Excludes loss on debt extinguishment, interest expense, interest and dividend income, and other income, net which are managed centrally at the corporate level, and, accordingly, such items are not presented by segment since they are excluded from the measure of profitability reviewed by the Chief Operating Decision Maker.

(c)

Consists principally of administrative expenses not allocated to the operating segments such as executive management, finance, information technology, legal, insurance, corporate office costs, incentive compensation, share-based compensation, compliance costs, transaction costs contemplated by the Merger Agreement, and the operating results of the Advertising Fund.

NATHAN’S REPORTS/6

Nathan's Famous, Inc. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Thirteen weeks ended	Thirteen weeks ended	Fifty-two weeks ended	Fifty-two weeks ended
	Mar. 29, 2026	Mar. 30, 2025	Mar. 29, 2026	Mar. 30, 2025

EBITDA
Net Income	$2,809,000	$4,235,000	$20,020,000	$24,026,000

Interest Expense	653,000	763,000	2,857,000	4,106,000

Provision for income taxes	1,355,000	1,584,000	8,170,000	8,735,000

Depreciation and amortization	229,000	226,000	925,000	957,000

EBITDA	$5,046,000	$6,808,000	$31,972,000	$37,824,000

Adjusted EBITDA
EBITDA	$5,046,000	$6,808,000	$31,972,000	$37,824,000

Loss on debt extinguishment	-	-	-	389,000

Share-based compensation	280,000	288,000	1,132,000	993,000

Transaction costs[3]	2,264,000	-	3,210,000	-

Adjusted EBITDA	$7,590,000	$7,096,000	$36,314,000	$39,206,000

3 Consists principally of legal, accounting and advisory costs incurred in connection with the transaction contemplated by the Merger Agreement.